JOINDER AGREEMENT TO SHAREHOLDERS AGREEMENT

    This JOINDER AGREEMENT (this “Joinder Agreement”) to the Shareholders Agreement, dated as of July 1, 2023 (as amended from time to time, the “Shareholders Agreement”), by and among Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd. (the “Company”) and the Shareholders, is made effective as of February 27, 2024 by the undersigned (the “New Shareholder”) in favor and for the benefit of the existing Parties to the Shareholders Agreement. Any terms used but not otherwise defined herein have the meaning set forth in the Shareholders Agreement.
WHEREAS, prior to the date hereof, Apollo/Athene Dedicated Investment Program II, L.P. (“ADIP II LP”) owned shares of the Company representing 0% of the voting rights and 60% of the economic interests in the Company;
WHEREAS, prior to the date hereof, ADIP II LP formed the New Shareholder as a special purpose vehicle of ADIP II LP for the purpose of holding 100% of the shares of the Company currently owned by ADIP II LP and entering into a term loan facility by and among the New Shareholder, as borrower, ADIP II LP, as guarantor of the New Shareholder, Deutsche Bank AG or its permitted assigns, as lender and lead arranger, and any other lenders that become party thereto (the “Term Loan”);
WHEREAS, ADIP II LP owns 100% of the limited partner interests in the New Shareholder, and the general partner of the New Shareholder is Apollo ADIP II Advisors, L.P., which is the same entity that is the general partner of ADIP II LP;

WHEREAS, concurrently with the execution of this Joinder Agreement, ADIP II LP is transferring shares representing all of its voting and economic interest in the Company (the “ACRA 2 HoldCo Shares”) to the New Shareholder.

ACCORDINGLY, the New Shareholder hereby acknowledges, agrees and confirms that:

(a)    As of the date hereof, immediately after giving effect to the transfer of the ACRA 2 HoldCo Shares by ADIP II LP to the New Shareholder, the New Shareholder holds that number of ACRA 2 HoldCo Class A-1 Common Shares, ACRA 2 HoldCo Class A-2 Common Shares and ACRA 2 HoldCo Class A-3 Common Shares as is set forth on Annex I hereto.

(b)    Any notice required to be delivered to the New Shareholder pursuant to Section 4.6 of the Shareholders Agreement shall be delivered to the New Shareholder at the following address:
ADIP II Holdings, L.P.
c/o Apollo ADIP Advisors II, L.P.
9 W 57th Street
New York, New York 10019
Telephone: (212) 822-0456
Email: jglatt@apollo.com
(c)    The New Shareholder hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement. By executing this Joinder Agreement, the New Shareholder is hereby deemed to be a Party to the Shareholders Agreement, and the New Shareholder will have all of the rights, and will be bound by all of the obligations of a Class A Shareholder under the Shareholders Agreement; provided, that the New Shareholder shall not be a “Co-Investor” under the Shareholders Agreement. Upon execution of this Joinder Agreement, all of the information contained herein, including the information set forth on Annex I hereto, shall be deemed to supplement, and to form part of, the Shareholders Agreement.

(d)    The Company, ADIP II LP and the New Shareholder acknowledge and agree that, notwithstanding the transfer of the ACRA 2 HoldCo Shares by ADIP II LP to the New Shareholder: (i) ADIP II LP shall continue to be bound by the agreements set forth on Annex II hereto as the indirect holder of the ACRA 2 HoldCo Shares, and will not be deemed to transfer any of its rights and obligations under such agreements, other than its direct economic and voting rights in the ACRA 2 HoldCo Shares, and (ii) any references to ADIP II LP in the agreements set forth on Annex II hereto and in the other governance and transaction documents of the Company and its subsidiaries (the “ACRA 2 Transaction Documents”) shall continue to refer to ADIP II LP, other than to the extent the context requires that such term refer solely to the direct holder of the ACRA 2 HoldCo Shares, in which case such references shall be read to refer to the New Shareholder.
(e)    For the avoidance of doubt, (i) the delivery of all Call Notices from the Company shall continue to be made to, and the payment of all Capital Calls shall continue to be paid from, ADIP II LP, as the indirect holder of the ACRA 2 HoldCo Shares and (ii) all ADIP II LP governance rights contained in the ACRA 2 Transaction Documents, including, but not limited to, the right to nominate directors to each ACRA 2 Board pursuant to Section 3.9(a)(iii) of the Shareholders Agreement, the consent right with respect to a change in the number of Directors on the ACRA 2 Board or any Committee thereof that would decrease the proportion of ADIP II Nominees as compared to Athene Nominees and the consent right with respect to the amendment of certain provisions contained in the ACRA 2 Transaction Documents pursuant to Section 2.3 of the Shareholders Agreement, shall continue to be exercised by ADIP II LP.
(f)    The New Shareholder shall provide ALRe (and each other Athene Investor) with prompt written notice of (i) any proposed amendment to the limited partnership agreement of the New Shareholder, (ii) any side letters or other agreements proposed to be entered into between the New Shareholder and ADIP II LP or a Limited Partner of ADIP II, including any proposed amendments to such side letter or other agreements, (iii) any agreements proposed to be entered into in connection with the Term Loan that would reasonably be expected to have a material impact on any ACRA 2 Investment Entity and (iv) any other action proposed to be taken by the New Shareholder that would reasonably be expected to have a material impact on the governance or operations of any ACRA 2 Investment Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement effective as of the date first written above.

ADIP II HOLDINGS, L.P.
By: Apollo ADIP Advisors II, L.P., its general partner
By: Apollo ADIP Capital Management II, LLC, its general partner
By: /s/ Loretta Shaw-Lorello
Name: Loretta Shaw-Lorello
Title: Vice President

Acknowledged and agreed:

APOLLO/ATHENE DEDICATED INVESTMENT PROGRAM II, L.P.
By: Apollo ADIP Advisors II, L.P., its general partner
By: Apollo ADIP Capital Management II, LLC, its general partner
By: /s/ Loretta Shaw-Lorello
Name: Loretta Shaw-Lorello
Title: Vice President

ATHENE CO-INVEST REINSURANCE AFFILIATE HOLDING 2 LTD. By: /s/ Fergus Daly Name: Fergus Daly Title: Chief Financial Officer